EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES

                COMPUTATION OF EARNINGS PER COMMON SHARE-PRIMARY

                                 (In Thousands)

--------------------------------------------------------------------------------

                                          Thirteen Weeks Ended     Twenty-Six Weeks Ended
                                           July 4,    June 28,       July 4,    June 28,

                                            1997       1996           1997       1996
                                           -------    --------      --------   --------
Weighted average number of shares

  outstanding                              23,939      23,321        23,902     23,149

Net effect of dilutive stock
 options--based on the treasury

 stock method using average market price      943       1,187           874      1,182
                                           -------    --------      --------   --------

Common and common equivalent

 shares outstanding                        24,882      24,508        24,776     24,331
                                           =======    ========      ========   ========
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

                                  EXHIBIT NO. 11
                    COMPUTER PRODUCTS, INC. AND SUBSIDIARIES
             COMPUTATION  OF  EARNINGS  PER  COMMON   SHARE-FULLY   DILUTED
                      (In Thousands Except Per Share Data)


------------------------------------------------------------------------------------------

                                          Thirteen Weeks Ended     Twenty-Six Weeks Ended
                                           July 4,    June 28,      July 4,     June 28,

                                            1997        1996          1997        1996
                                          ----------  ----------   -----------  ---------

Shares outstanding                          24,036      23,501        24,036      23,500

Net effect of dilutive  stock options
based on the treasury stock method

 usingthe greater of month-end market

 price or average market price               1,125       1,190         1,110       1,260
                                           --------   ---------      --------   ---------
Totals                                      25,161      24,691        25,146      24,760
                                           ========   =========      ========   =========

                                     * * * * *

Income from continuing operations           $5,728      $4,218       $10,201      $8,396
Discontinued operations

  Loss from operations                           -         164          (333)       (102)
  Loss on disposal                               -           -        (1,729)          -
                                           --------   ---------      --------   ---------
Net Income                                  $5,728      $4,382       $ 8,139      $8,294
                                           ========   =========      ========   =========


Income from continuing operations            $0.23       $0.17         $0.40       $0.33
Discontinued operations

  Loss from operations                           -        0.01         (0.01)          -
  Loss on disposal                               -           -         (0.07)          -
                                           --------   ---------      --------   ---------
Net Income                                   $0.23       $0.18         $0.32       $0.33
                                           ========   =========      ========   =========
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